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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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FORM 4
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

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[ ]  Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Alsop, Joseph Wright
     14 Oak Park
     Bedford, MA  01730
     USA

2.   Issuer Name and Ticker or Trading Symbol

     Progress Software Corporation
     PRGS

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     10/31/1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X] Director        [ ] 10% Owner
     [X] Officer (give   [ ] Other (specify
           title below)               below)

      President, Treasurer and Director
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person


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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of     2.     3.       4.Securities Acquired (A)          5.Amount of         6.Ownership    7.Nature of Indirect
   Security      Transaction      or Disposed of (D)                 Securities          Form:          Beneficial Ownership
                                                                     Beneficially        Direct (D)or
                ---------------                 (A) or               Owned at            Indirect(I)
                 Date    Code V     Amount      (D)      Price       End of Month
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
Common Stock    10/25/99 S            4,432       D      $33.25               0             I           held by wife
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Common Stock    10/26/99 S           30,000       D      $33.25         571,945             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
4(b)(v).

                                                                          (Over)
                                                                  SEC 1474(7-96)
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

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of      2.Conversion   3.    4.     5.Number of      6.Date Exercisable and     7.Title and Amount  8.Price of
  Derivative      or Exercise  Transaction    Derivative       Expiration Date            of Underlying       Derivative
  Security        Price of     Date  Code     Securities       (Month/Day/Year)           Securities          Security
  (Instr. 3)      Derivative   (Mo./ (Instr.  Acquired(A)                                 (Instr. 3 and 4)    (Instr. 5)
                  Security      Day/    8)    or Disposed
                                Year)         of(D)
                                              (Instr. 3, 4                                      Amount or
                                                and 5)        Date         Expiration           Number of
                                     Code V   (A)       (D)   Exercsiable  Date          Title  Shares
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
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


---------------------------------------------

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  9.Number of     10.Ownership  11.Nature of
    Derivative       Form of       Indirect
    Securities       Derivative    Beneficial
    Beneficially     Security:     Ownership
    Owned at End     Direct (D)    (Instr. 4)
    of Month         or Indirect
    (Instr. 4)       (I)
                     (Instr. 4)

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
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

Explanation of Responses:



                                /s/ Joseph W. Alsop              11-8-1999
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                            Signature of Reporting Person          Date
                                   Joseph W. Alsop


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                  SEC 1474(7-96)